                                                        Exhibit 23(a)
                                                        AT&T Capital Corporation


                         Consent of Independent Auditors

               We consent to the use of our report dated February 4, 1998 on the consolidated financial statements of Newcourt Credit Group Inc. as at December 31, 1997 and 1996 and for the years then ended included in the Current Report on Form 8-K of AT&T Capital Corporation dated February 9, 1998 (as amended by a Current Report on Form 8-K/A of AT&T Capital Corporation dated February 11, 1998), the Current Report on Form 8-K/A of AT&T Capital Corporation dated February 11, 1998 and to the incorporation by reference of such report into Registration Statement No. 333-18367 of AT&T Capital Corporation.

                                                           Signed Ernst & Young
               Toronto, Canada                             Chartered Accounts
               February 11, 1998